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                                  EXHIBIT 10.28
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                   AMENDED AND RESTATED MANAGEMENT AGREEMENT

      THIS AMENDED AND RESTATED MANAGEMENT AGREEMENT (the "Agreement"), dated of this 1st day of January, 1995, by and between WELCARE INTERNATIONAL MANAGEMENT CORPORATION, a Georgia corporation ("Manager"), and MONTCLAIR MEDICAL INVESTORS, LTD., d/b/a MONTCLAIR NURSING CENTER ("Owner").

                             W I T N E S S E T H:

      WHEREAS, Manager is engaged in providing nursing home management and technical services to nursing homes throughout the United States and desires to provide such services to Owner by this Agreement; and

      WHEREAS, Owner owns a 176-bed nursing home in Omaha, Nebraska (the "Facility");

      WHEREAS, Owner has investigated various alternative arrangements respecting the management of the Facility and previously had a management agreement (the "Original Management Agreement") with Life Care Centers of America, Inc. ("Life Care"); and

      WHEREAS, Manager has acquired the Original Management Agreement from Life Care and Owner has concluded that the alternative of employing Manager is most desirable considering both cost and quality of service; and

      WHEREAS, Owner desires to employ Manager by this Agreement, to manage the Facility; and

      WHEREAS, it is the joint goal of Manager and Owner to:

      (a)   operate the Facility on a sound financial basis;
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      (b)   provide high quality of services to residents of the Facility;

      (c)   establish an excellent public image for the Facility;

      (d)   establish high quality staffing of the Facility;

      (e)   institute sound financial accounting systems;

      (f)   institute internal controls through budgeting procedures;

      (g)   prevent loss of revenues through sound billing procedures;

      (h) control the cash position of the Facility through sound collection methods; and

      (i) take such other steps as are necessary to provide high quality health care to the residents of the Facility;

      NOW THEREFORE, in consideration of their mutual covenants herein contained, Owner does hereby employ Manager to perform the duties and to provide the services hereinafter described and Manager does hereby accept such employment on the terms and conditions hereinafter set out.

      SECTION ONE: RETENTION OF AUTHORITY BY OWNER

            1.1 Control Retained in Owner. Owner, acting through the duly elected officers of its general partner, shall at all times exercise control over the assets and operation of the Facility and Manager shall perform the duties herein required to be performed by it as the agent of Owner and in accordance with the reasonable policies and directives of Owner.

            1.2 Methods of Operation. Manager shall make substantial changes in the method of operating the Facility only after timely notification to, and with the consent of Owner. Changes made to conform to governmental laws, regulations and


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ordinances shall not be deemed "substantial" for the purposes of this agreement.

            1.3 Reports. Manager shall cause to be presented to Owner monthly reports on the financial condition of the Facility and steps being taken to implement this Agreement, periodic written progress reports summarizing Manager's management decisions and the results thereof, and such other reports as Manager shall deem appropriate to keep Owner informed as to the status and condition of the Facility.

            1.4 General Management. Subject to the foregoing, Owner hereby delegates to Manager the general authority to supervise and manage the day-to-day operations of the Facility and to perform the specific duties hereinafter set out.

      SECTION TWO: MANAGEMENT OF THE Facility

            2.1 Executive Operating Committee. To assure adequate liaison between Owner and Manager, Owner and Manager shall meet as provided in this Agreement.

            2.2 Maintenance of Standards

            2.21 Standard of Health Care. Manager shall endeavor to perform all of the duties herein required of it in such manner as to assure that the Facility meets as high a standard of health care as is consistent with the policies adopted by Owner and the resources available to the Facility.

            2.22 Quality Controls. Manager shall activate and maintain, on a continuing basis, its Quality Assurance Program to provide objective measurements of the quality of health care provided by the Facility and in connection therewith shall


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utilize such techniques as patient questionnaires and interviews, physician questionnaires and interviews, and survey inspections.

            2.23 Staff Specialists. In addition to the other managerial services provided for herein, Manager shall make available to the Facility for consultation and advice, its staff specialists in such fields as accounting, auditing, budgeting, dietary services, environmental control, food management, maintenance, nursing, personnel, pharmacy operations, public relations, purchasing, quality assurance, systems and procedures and third party reimbursement.

            2.24 Government Regulations. Manager shall, at the Facility's expense, cause all things to be done in and about the Facility necessary to comply with the requirements of any statute, ordinance, law, rule, regulations or order of any governmental or regulatory body having jurisdiction in the premises, respecting the use of the Facility, maintenance, or operation thereof, and with all orders and requirements of the local Board of Fire Underwriters or any other body which may hereafter exercise similar functions.

            2.26 Licenses and Permits. Manager shall apply for, obtain and maintain, in the name of and at the expense of Owner, all licenses and permits required in connection with the management and operation of the Facility.

            2.27 Rights of Residents. Manager shall exercise reasonable care not to release medical records of residents to unauthorized persons, and if the Facility receives a subpoena the


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production of the medical records of a resident, Manager shall see that the resident is promptly informed of that fact.

            2.28 Resident Services. Prior to instituting any change in the scope or level of services offered by the Facility, Manager shall inform and obtain the approval of Owner.

                  2.3 Fiscal Matters

            2.31 Preparation and Acceptance of Annual Budget. Manager shall supervise preparation of an annual budget conforming to Medicare/Medicaid regulations which sets out anticipated income, expenses and capital expenditures and shall cause the budget to be presented to Owner 30 days prior to the commencement of each fiscal year for its acceptance, rejection, or modification. Upon acceptance of such budget, or any modification thereof, by Owner, duly recorded in minutes of the executive operating committee such budget shall serve as a guide for the financial operation of the Facility during the ensuing year.

            2.32 Accounting Records. Manager shall establish, supervise, direct and maintain the operation of a suitable Facility accounting system and shall cause to be prepared and delivered to Owner financial statements as follows:

            (a) On or before thirty (30) days after the close of each month, a statement of income and expenses showing the results of the operation of the Facility for the preceding month and of the fiscal year to date.

            (b) On or before one hundred twenty (120) days after the close of each fiscal year, a balance sheet, related statement of income showing the results of the operation of the Facility during said fiscal year, and statement of changes in financial position, and having annexed thereto a computation


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                  of the Management Fee and Management Incentive Fee for such twelve month period.

            2.33 Deposit and Disbursement of Funds. Manager in the Facility's name and as agent for Owner, shall deposit in a Facility bank account all receipts and monies arising from the operation of the Facility and shall disburse and pay all costs and expenses of the Facility, inclusive of Management Fees and other charges payable to Manager under this Agreement, from said accounts on behalf and in the name of the Facility and Owner, in such amounts and at such times as shall be appropriate or necessary. Manager shall specify the identity of signatories to Facility bank accounts and the number of signatures required for checks of various amounts.

            2.34 Collection of Accounts. Manager shall supervise and direct the collection of all accounts due the Facility and shall take all reasonable steps necessary to minimize the amount of bad debts.

            2.35 Legal Actions. Manager shall, with approval of Owner, institute in the name and at the expenses of Owner, any and all legal actions or proceedings necessary to collect charges, rent or other income due the Facility or to oust or dispossess tenants or other persons unlawfully in possession under any lease, license or concession agreement, and to collect damages for the breach thereof or default thereunder by the tenant or licensee or concessionaire.

            2.36 Rates. Manager and Owner recognize the importance of maintaining room and other rates which enable the Facility to pay its obligations but minimize the cost of health care. From


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time to time, Manager will recommend to Owner, for approval, rate structures which take into account the financial obligations of the Facility and the level of rates at other comparable Facilitys nearby and the importance of providing quality health care at minimal cost.

            2.37 Insurance. The establishment and maintenance of insurance coverage of the Facility and its operations, against all hazards, shall be the responsibility of Owner, but Manager shall, at Owner's request, arrange for the design and installation of an appropriate insurance program for the Facility. Manager shall incur no liability for the omission or inadequacy of any insurance coverage. Upon the request of Owner, Manager shall furnish evidence of a fidelity bond in the amount of $50,000 insuring Owner against defalcation by any Manager employees in the handling of Owner funds hereunder. Manager shall also furnish evidence of professional liability insurance coverage in an amount not less than $1,000,000.

            2.38 Working Capital. Owner shall provide working capital for the Facility in an amount of not less than $100,000. Manager shall render such counsel to the Owner as Manager in its discretion shall deem appropriate to assist Owner in securing working capital loans for the Facility.

                  2.4 Contracts and Purchases

            2.41 Food and Supplies. Manager shall purchase such food, beverages, equipment, operating supplies and other materials and supplies in the name of Owner and for the account


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of the Facility as may be needed from time to time for the maintenance of the
Facility.

            2.42 Prices. In order to minimize the cost of supplies and services to the Facility, Manager shall offer to Owner participation in such of Manager national purchasing contracts as may be appropriate.

            2.43 Certain Agreements. Manager shall, in the name of and for the account of Owner, negotiate and enter into such term agreements as it may deem necessary or advisable, for the furnishing of services, concessions and supplies for the maintenance and operation of the Facility. Manager will obtain the approval of Owner prior to entering into any such agreement involving an initial expenditure of more than $5,000 by the Facility.

            2.44 Repairs and Renewals. Manager shall, with approval of Owner, in the name of and for the account of Owner, negotiate, contract for and supervise such repair and renewal of the physical property and equipment of the Facility as shall be necessary to keep and maintain the same in good working order and condition. Manager will obtain the approval of Owner prior to commencing any repair or renewal involving more than $5,000.00.

            2.45 Capital Improvements. Manager shall, in the name of and for the account of Owner, negotiate and contract for and supervise the installation of all capital improvements related to the operation of the Facility at its present site, including the leasing of equipment, for which provision is made in the budget. In the event Owner desires to undertake a major expansion of the


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Facility in the future, Manager will make a presentation to Owner concerning an appropriate development agreement relating thereto.

                  2.5 Employees.

            2.51 General. Except as hereinafter specifically provided, Manager shall assist Owner in the hiring or leasing of employees for the Facility or making recommendations for recruiting, hiring, training, promoting, assigning and discharging all operating and service personnel necessary for the proper operation and maintenance of the Facility. All such employees shall be employees of the Facility and Owner or employees leased to the Facility and Owner and shall not be employees of Manager.

            2.52 Employee Benefits. Manager shall assist Owner in establishing appropriate employee benefits for the employees at the cost of the Facility and Owner.

            2.53 Special Employees. Manager or the lessor of the leased employees shall provide the Facility with a qualified, licensed administrator acceptable to Owner (the "Administrator"). At the option of Manager, the Administrator may be an employee of and compensated by Manager or its affiliate, but Manager or its affiliate shall be reimbursed monthly by Owner, for all compensation inclusive of salary, fringe benefits, bonus and approved reimbursable business expenses paid to the Administrator, such amount, except for expenses which shall be charged in arrears, being due and payable in advance on the 5th day of each month. Fringe benefits shall include the employer's contribution to F.I.C.A., unemployment compensation, and other


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employment taxes, bonuses, workman's compensation, group life and accident and health insurance premiums, disability coverage, and other benefits.

                  2.6 Management Plans and Reports

            2.61 Public Relations Plan. Manager shall have direct responsibility for maintaining satisfactory public relations between the facility and the community. And all costs incurred for items relating to the public relations plan shall be expenses of the Facility.

            2.62 Management Reports and Meetings. Manager shall render periodic management reports to and hold periodic meetings with Owner. These services shall include:

            A. Reports

                  1)    Weekly

                        a)    Census and statistical report
                        b)    Cash position report

                  2)    Monthly

                        a)    Administrator's report to management
                        b)    Regional Manager's report on facility
                        c)    Financial statements

                  3)    Quarterly

                        a)    Management evaluation

                  4)    Annually

                        a)    Audited financial statements

                        b)    Certified Medicaid cost report

            B.    Meetings

                  1)    Weekly

                              Manager's staff and Administrator

                  2)    Monthly

                              Administrator and Facility staff
                              Administrator and Owner


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                  3)    Quarterly

                        a)    Manager's staff and Owner
                        b)    Manager's staff and administrative group

      SECTION THREE: MANAGEMENT FEE AND ADDITIONAL PAYMENTS

            3.1 Amount. During each year of this Agreement, Owner shall pay to Manager in the manner provided below, Management Fees equal to 6.5% of the "Net Revenue" derived from the operation of the Facility during the year concerned. The term "Net Revenue" shall mean the gross revenue from operations, less contractual adjustments determined on an accrual basis, in accordance with generally accepted accounting principles as applied to the Facility industry.

      In addition, Owner shall pay to Manager as Management Incentive Fees, an amount equal to 20% of the cash flow from the Facility's operations in excess of $153,092 ($350,000 as provided in the offering memorandum relating to Owner's partnership interests less increased debt service due to refinancing).

      3.2 Monthly Payments. The Management Fee shall be due in advance on the first day, and be paid no later than the tenth day, of each month, and shall be calculated by multiplying the number of patient days in the preceding month, times the Net Revenue of the Facility per patient day for the fiscal year to date as shown on the most recent previous monthly statement of income and expense provided under Section 2.32 (a) hereof, times 6.5%.

      The Management Incentive Fee shall be due in advance on the first day, and be paid no later than the tenth day of each month, and shall be estimated based on the prior year's cash flow, or


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the annualized, actual current cash flow if such annualized, actual current cash flow differs substantially from such prior year's cash flow.

      3.3 Annual Adjustment. Within fifteen (15) days after delivery of the audited annual financial statements of the Facility, Owner shall pay to Manager or Manager shall pay to Owner such amount as is necessary to make the amount of said fees paid with respect to the year equal to the amount of Management Fees and Management Incentive Fees shown to be due by the annual audit provided in
Section 2.32(b) hereof.

      SECTION FOUR: MISCELLANEOUS

      4.1 Term. The term of this Agreement shall commence on January 1, 1995, and, unless sooner terminated in accordance with the provisions of paragraph 4.2 below, shall extend for 6 years thereafter, and shall be renewable for 2 successive additional 5 year terms, at the option of Manager. Unless Manager shall give to Owner, at least ninety (90) days prior to the expiration of the preceding term, notice of its election not to renew this Agreement for an additional term, this Agreement shall be deemed to be automatically renewed.

      4.2 Termination for Cause. Either party may terminate this Agreement at any time for "cause" as hereinafter defined upon delivery of written notice to the other party.

            (i)   Owner shall have "cause" for termination:

                  (1) If Manager shall apply for or consent to the appointment of a receiver, trustee or liquidator of Manager or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as


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                        they become due, make a general assignment for the
                        benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency laws, or if an order, judgment or decree shall be entered by a court of competent jurisdiction, on the application of a creditor, adjudicating Manager a bankrupt or insolvent or approving a petition seeking reorganization of Manager or appointing a receiver, trustee or liquidator of Manager of all or a substantial part of its assets; or

                  (2) If Manager shall default in the performance of any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Manager and such default shall continue for a period of 60 days after written notice to Manager from Owner stating the specific default;

            (ii)  Manager shall have "cause" for termination:

                  (1) If the license of the Facility is at any time suspended, terminated or revoked.

                  (2) If Owner shall fail to make any payment to Manager or to any affiliate of Manager pursuant to any agreement between Owner and such affiliate and does not make such payment within 10 days after receiving written notice from Manager of such failure.

                  (3) If Owner shall default in the performance of any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Owner and such default shall continue for a period of 60 days after written notice to Owner from Manager stating the specific default; or

                  (4) If the Facility or any portion thereof shall be damaged or destroyed by fire or other casualty and if Owner fails to commence to repair, restore, rebuild or replace any such damage or destruction within 60 days after such fire or other casualty, or shall fail to complete such work within a reasonable period of time;

                  (5) If Owner shall apply for or consent to the appointment of a receiver, trustee or liquidator of Owner or the Facility or of all


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                        or a substantial part of its assets, file a voluntary
                        petition in bankruptcy or admit in writing its inability to pay its debts as they come due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency laws, or if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating Owner or the Facility a bankrupt or insolvent or approving a petition seeking reorganization of Owner or the Facility or appointing a receiver, trustee or liquidator of Owner or the Facility or of all or a substantial part of the assets of Owner or the Facility.

      4.4 Status of Employees After Termination. For the one year period commencing with the date of the termination or expiration of the term hereof pursuant to Section 4.2, Owner shall not employ or engage, directly or indirectly, any employee of Facility or its affiliates, including, but not limited to the Facility Administrator, without the approval of Manager, provided Owner may re-employ persons who were employed by Owner on the date hereof.

      4.5 Notices. Any notice or other communication by either party to the other shall be in writing and shall be delivered personally or mailed, postage prepaid, via registered or certified mail, to the addresses shown below:

TO:   Owner                               TO:   Manager

      Montclair Medical Investors, Ltd.         WelCare International
                                                Management Corporation
      7000 Central Parkway, Suite 970           7000 Central Parkway,
                                                Suite 970
      Atlanta, Georgia  30328                   Atlanta, Georgia  30328


or to such other address, as either party may designate in writing hereunder.


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      4.6 Modification and Changes. This Agreement cannot be changed or modified except by instrument in writing executed by both parties.

      4.7 Assignment by Manager. Manager shall have the right to assign this Agreement to an affiliate or a wholly or majority owned subsidiary.

      4.8 Headings. The headings contained herein are for convenience of reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement.

      4.9 Governing Law. This Agreement shall be deemed to have been made and shall be construed and interpreted in accordance with the laws of the State of Georgia.

      4.95 Access to Books and Records. This provision shall only apply if:

            (1) this Agreement and the services furnished pursuant to it are within the terms of Section 952 of the Omnibus Reconciliation Act of 1980, as defined in implementing regulations issued by the Department of Health and Human Services (HHS), and (2) the value or cost of this Agreement equals $10,000 or more over a twelve month period.

            If the above conditions are met, Manager, agrees that, until the expiration of four years after the furnishing of services pursuant to this Agreement, it shall, upon written request, make available to the Secretary of HHS or the Secretary's duly authorized representatives, or upon request to the Comptroller General or the Comptroller General's duly authorized representatives, this Agreement and such books, documents and records that are necessary to certify the nature and extent of costs under this Agreement. The availability of Manager's books, documents and records shall be subject at all times to such criteria and procedures for seeking or obtaining access as may be promulgated by the Secretary of HHS in regulations, and other applicable laws. Manager's disclosure under this paragraph shall not be construed as a waiver of any other legal rights to which Manager may be entitled under law or regulations.


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      IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement, as of January 1, 1995.

OWNER:                  MONTCLAIR MEDICAL INVESTORS, LTD.

                        By:   WelCare Consolidated Resources
                              Corporation of America, Its
                              General Partner

                              By: /s/ Alan C. Dahl
                                 ---------------------------------

MANAGER:                WELCARE INTERNATIONAL MANAGEMENT
                        CORPORATION

                              By: /s/ Kent C. Fosha, Sr.
                                 ---------------------------------


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